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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACKIE DESIGNS INC.
(Exact Name of Registrant as Specified in Its Charter)

WASHINGTON (State or other Jurisdiction of Incorporation or Organization)	91-1432133 (I.R.S. Employer Identification Number)

16220 Wood-Red Road NE
Woodinville, Washington 98072
(425) 487-4333
(Address and Telephone Number of Registrant's Principal Executive Offices)

Mackie Designs Inc. 2003 Stock Option Plan
(Full Title of the Plan)

James T. Engen
Chief Executive Officer
16220 Wood-Red Road NE
Woodinville, Washington 98072
(425) 487-4333
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:
Stephen C. Ellis
Holland & Knight LLP
520 Pike Street, Suite 2600
Seattle, Washington 98101
(206) 340-1825

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, without par value	1,728,000	$1.125	$1,944,000	$157.27

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Mackie Designs Inc. 2003 Stock Option Plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The aggregate offering price and registration fee are based upon: (a) the proposed maximum number of securities issuable under the Mackie Designs Inc. 2003 Stock Option Plan; and (b) an estimated price per share of $1.125 based on the average of the high ($1.15) and low ($1.10) sales prices for the Registrant's Common Stock on July 8, 2003, as reported by the OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by Mackie Designs Inc., a Washington corporation (the "Company" or the "Registrant"), with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement on Form S-8 to register 1,728,000 shares of its common stock, no par value, issuable to participants of the Mackie Designs Inc. 2003 Stock Option Plan (the "Plan"):

          (a)   The Registrant's latest Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on April 16, 2003, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

          (b)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 as filed with the Commission on May 15, 2003; and

          (c)   The description of the Company's Common Stock contained in the Registration Statement on Form S-8 (Registration No. 33-98720) filed by the Company with the Commission on July 28, 1995.

        In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interest of Named Experts and Counsel.

        The validity of the issuance of the Common Stock offered pursuant to the Plan will be passed upon for the Company by its counsel, Holland & Knight LLP.

Item 6.    Indemnification of Directors and Officers.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article VII of the Registrant's Restated Articles of Incorporation and Article IV of the Registrant's Second Amended and Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the fullest extent permitted by Washington law.

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation and Article IV of the Registrant's Second Amended and Restated Bylaws contains provisions implementing such limitations on a director's liability to the Registrant and its shareholders. The Company maintains insurance for the protection of its directors, officers, employees and agents against any liability asserted against them in their official capacities. The rights of indemnification described above are deemed to be a contractual right between the Company and its officers and directors, and not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein:

Exhibit No.	Description
3.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of Registration Statement filed under the Securities Act of 1933 on Form S-1, as amended, Registration No. 33-93514.
3.2	Second Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 of Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
5.1*	Opinion of Holland & Knight LLP, as to legality of shares to be issued under the Mackie Designs Inc. 2003 Stock Option Plan.
10.1.1*	Mackie Designs Inc. 2003 Stock Option Plan.
23.1*	Consent of Holland & Knight LLP (Included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, independent certified public accountants for the Company.
24.1*	Power of Attorney (Included in the signature page to this Registration Statement).

*
Filed herewith as an exhibit.

Item 9.    Undertakings.

        A.    The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i)
      include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii)
      reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities being offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodinville, State of Washington, on July 14, 2003.

MACKIE DESIGNS INC.
By	/s/ JAMES T. ENGEN James T. Engen, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James T. Engen, Chief Executive Officer, such person's true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratify and confirming all that said attorney-in-fact and agent, or any substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES T. ENGEN James T. Engen	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2003
/s/ TIMOTHY O'NEIL Timothy O'Neil	Chief Financial Officer (Principle Financial and Accounting Officer)	July 14, 2003
/s/ MARC J. LEDER Marc J. Leder	Chairman of the Board and Vice President	July 14, 2003
/s/ RODGER R. KROUSE Rodger R. Krouse	Director and Vice President	July 14, 2003
/s/ CLARENCE E. TERRY Clarence E. Terry	Director and Vice President	July 14, 2003
/s/ KEVIN J. CALHOUN Kevin J. Calhoun	Director	July 14, 2003

/s/ C. DERYL COUCH C. Deryl Couch	Director	July 14, 2003
/s/ JON W. GACEK Jon W. Gacek	Director	July 14, 2003
/s/ C. DARYL HOLLIS C. Daryl Hollis	Director	July 14, 2003
/s/ GEORGE REA George Rea	Director	July 14, 2003
/s/ R. LYNN SKILLEN R. Lynn Skillen	Director	July 14, 2003

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of Registration Statement filed under the Securities Act of 1933 on Form S-1, as amended, Registration No. 33-93514.
3.2	Second Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 of Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
5.1*	Opinion of Holland & Knight LLP, as to legality of shares to be issued under the Mackie Designs Inc. 2003 Stock Option Plan.
10.1.1*	Mackie Designs Inc. 2003 Stock Option Plan.
23.1*	Consent of Holland & Knight LLP (Included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, independent certified public accountants for the Company.
24.1*	Power of Attorney (Included in the signature page to this Registration Statement).

*
Filed herewith as an exhibit.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS